PRUCO LIFE INSURANCE COMPANY, PHOENIX, ARIZONA

LIFETIME INCOME SCHEDULE SUPPLEMENT

Withdrawals of Excess Income proportionally reduce the Guaranteed Income Amount available for future Benefit Years.

The Charge for the Rider may be increased by us subject to the Earliest Charge Change Date and Maximum Charge for the Rider indicated below.

Annuity Number: [001-0001]

Effective Date: [Effective Date of Rider]

[Designated Life] / [Spousal Designated Lives] on the Effective Date:

[John Doe]            Date of Birth: [October 21, 1972]
[[Mary Doe]            Date of Birth: [October 15, 1972]]

Initial Income Growth Rate: [6.0%] per year applied on a simple interest basis

Initial Income Percentage:

[Age of Designated Life on the Effective Date	Designated Life Income Percentage on the Effective Date	Age of Designated Life on the Effective Date	Designated Life Income Percentage on the Effective Date	Age of Designated Life on the Effective Date	Designated Life Income Percentage on the Effective Date
40	4.50%	56	5.30%	71	6.05%
41	4.55%	57	5.35%	72	6.10%
42	4.60%	58	5.40%	73	6.15%
43	4.65%	59	5.45%	74	6.20%
44	4.70%	60	5.50%	75	6.25%
45	4.75%	61	5.55%	76	6.30%
46	4.80%	62	5.60%	77	6.35%
47	4.85%	63	5.65%	78	6.40%
48	4.90%	64	5.70%	79	6.45%
49	4.95%	65	5.75%	80	6.50%
50	5.00%	66	5.80%	81	6.55%
51	5.05%	67	5.85%	82	6.60%
52	5.10%	68	5.90%	83	6.65%
53	5.15%	69	5.95%	84	6.70%
54	5.20%	70	6.00%	85	6.75%]
55	5.25%

LIFETIME INCOME SCHEDULE SUPPLEMENT (Continued)

[Age of Younger Spousal Designated Life on the Effective Date	Spousal Designated Life Income Percentage on the Effective Date	Age of Younger Spousal Designated Life on the Effective Date	Spousal Designated Life Income Percentage on the Effective Date	Age of Younger Spousal Designated Life on the Effective Date	Spousal Designated Life Income Percentage on the Effective Date
40	4.00%	56	4.80%	71	5.55%
41	4.05%	57	4.85%	72	5.60%
42	4.10%	58	4.90%	73	5.65%
43	4.15%	59	4.95%	74	5.70%
44	4.20%	60	5.00%	75	5.75%
45	4.25%	61	5.05%	76	5.80%
46	4.30%	62	5.10%	77	5.85%
47	4.35%	63	5.15%	78	5.90%
48	4.40%	64	5.20%	79	5.95%
49	4.45%	65	5.25%	80	6.00%
50	4.50%	66	5.30%	81	6.05%
51	4.55%	67	5.35%	82	6.10%
52	4.60%	68	5.40%	83	6.15%
53	4.65%	69	5.45%	84	6.20%
54	4.70%	70	5.50%	85	6.25%]
55	4.75%

Income Growth Cap: [Not applicable]

Minimum Guarantee Payment: [$100]

Charge for the Rider: [0.XX]%.

Earliest Charge Change Date: [The Valuation Day coinciding with or next following the [3rd] anniversary of the Effective Date]

Elective Termination Waiting Period: [This Rider may be electively terminated at any time on or after the [XXth] Anniversary of the Effective Date.]

Maximum Charge for the Rider: 1.50%

Minimum Income Growth Rate for Additional Purchase Payment(s): 0.05%

Minimum Income Percentage for Additional Purchase Payment(s): 1.00%

ICC19-P-SCH-LI(6/19)    1